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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) OCTOBER 18, 2006
                                                       -------------------------

                              I/OMAGIC CORPORATION
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             (Exact name of registrant as specified in its charter)

          NEVADA                     000-27267                   88-0290623
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(State or other jurisdiction         (Commission               (IRS Employer
      of incorporation)              File Number)            Identification No.)

                       4 MARCONI, IRVINE, CALIFORNIA 92618
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (949) 707-4800
                                                         -----------------------

                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(1)  CHANGES TO EXISTING CREDIT FACILITY

         On October 18, 2006, I/OMagic Corporation (the "Company") and GMAC Commercial Finance LLC ("GMAC") entered into a Forbearance Agreement (the "Agreement") that provides for the forbearance by GMAC from enforcing its rights and remedies under that certain Loan and Security Agreement dated March 9, 2005 by and between the Company and GMAC (the "Loan Agreement") as a result of the Company failing to satisfy a financial covenant contained in the Loan Agreement. The Agreement is effective through January 15, 2007, at which time all obligations to GMAC will be due and payable in full. GMAC's agreement to forbear from enforcing its rights under the Loan Agreement and related documents is subject to the following conditions: (i) there are no further events of default under the Loan Agreement; (ii) the Company complies with all terms and conditions of the Agreement and the Loan Agreement (as amended by the Agreement); (iii) the Company maintains EBITDA of at least the following: (a) $160,000 for the quarter ended September 30, 2006, (b) $150,000 for the four months ended October 31, 2006, (c) $250,000 for the five months ended November 30, 2006, and (d) $360,000 for the six months ended December 31, 2006; (d) the Company must hire a permanent Chief Financial Officer by no later than December 15, 2006; and (e) as soon as available, the Company must deliver to GMAC a copy of it semi-annual audited financial statements. The Agreement also amends the Loan Agreement to (1) delete the Company's inventory from the calculation of the borrowing base, (2) reduce the maximum amount that may be borrowed under the Loan Agreement from $10 million to $5 million, (3) increase the static reserve from $1,000,000 to $1,350,000, and (4) increase the fixed charge coverage ratio from 1.2:1.0 to 1.5:1.0. Under the Agreement, the Company also reaffirmed all its obligations under the Loan Agreement and related documents and released GMAC from any liability related to facts in existence as of the date of the Agreement. The Agreement also provides that the Company must pay GMAC a no-refundable forbearance fee of $25,000 and that from and after the date of the Agreement, advances under the credit facility will bear interest at the post-default rate of prime plus 2.75% per annum. On October 18, 2006, the prime rate was 8.25%.

         During the term of the GMAC credit facility, the Company's averaged borrowings in the amount of approximately $3.9 million with such borrowings being secured by substantially all of the Company's tangible assets which had a book value of $20.5 million at June 20, 2006. In addition, GMAC has never used the Company's inventory value in its calculation of the borrowing base.

(2)  INITIAL TERMS AND CONDITIONS OF CREDIT FACILITY

         On March 9, 2005, the Company entered into the Loan Agreement for an asset-based line of credit with GMAC. The line of credit allowed the Company to borrow up to a maximum of $10.0 million. The line of credit was to expire on March 9, 2008 and is secured by substantially all of the Company's assets. The line of credit allowed for a sublimit of $2.0 million for outstanding letters of credit. Advances on the line of credit bore interest at the floating commercial loan rate initially equal to the prime rate plus 0.75%.

         These rates are applicable if the average amount available for borrowing for the prior six month period is between $1.0 million and $3.5 million. If the average amount available for borrowing is less than $1.0 million, then the rates applicable to all amounts borrowed increase by 0.25%. If the average amount available for borrowing is greater than $3.5 million, then the rates applicable to all amounts borrowed decrease by 0.25%. For the unused portion of the line, the Company is to pay on a monthly basis, an unused line fee in the amount of 0.25% of the average unused portion of the line for the preceding month.


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         The obligations of the Company under the Loan Agreement are secured by substantially all of the Company's assets and guaranteed by the Company's wholly-owned subsidiary, IOM Holdings, Inc. (the "Subsidiary"). The obligations of the Company and the guarantee obligations of its Subsidiary are secured pursuant to a Pledge and Security Agreement executed by the Company, a Collateral Assignment Agreement executed by the Company, a Guaranty Agreement executed by its Subsidiary, a General Security Agreement executed by its Subsidiary, an Intellectual Property Security Agreement and Collateral Assignment executed by the Company, and an Intellectual Property Security Agreement and Collateral Assignment executed by its Subsidiary

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         The disclosures contained in Item 1.01 of this Current Report on Form 8-K are incorporated herein by this reference.

ITEM 8.01. OTHER EVENTS.

         The Company is in the process of obtaining a replacement credit facility. To that end, the Company is in negotiations with several financial institutions and has obtained one proposal from a financial institution which exceeds the current maximum borrowing capacity of $5.0 million under the GMAC credit facility.





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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 20, 2006                I/OMAGIC CORPORATION


                                       By: /S/ TONY SHAHBAZ
                                           -------------------------------------
                                           Tony Shahbaz, Chief Executive Officer